                                                                     EXHIBIT 4.1



                    DEBENTURE AGREEMENT AND FORM OF DEBENTURE





                               DEBENTURE AGREEMENT


         THIS DEBENTURE AGREEMENT (the "Debenture Agreement"), is made and entered into effective as of September 30, 2000, by and between ENB Bankshares, Inc. (the "Company") and ___________________________________ ("Debenture
Holder") and provides as follows:

                                    RECITALS:

         The Company is authorized by law, and deems it necessary, from time to time, to borrow money for its proper corporate purposes, and to that end, in exercise of said authority, has duly authorized and directed the issue of its Debentures under specified terms, and has duly authorized and directed the execution of this Debenture Agreement for the benefit of the holders of said Debentures.

         NOW THEREFORE, in consideration of the premises, and of the covenants herein contained, and of the acquisition and acceptance of the accompanying Debenture by Debenture Holder, the Company covenants and agrees with Debenture Holder as follows:

                                    ARTICLE I

                                    ISSUANCE

         1.01 Issuance. The Company hereby issues to the Debenture Holder its Debenture in the principal amount of $_______________ (hereinafter referred to as the "Debenture"), and the Debenture Holder hereby tenders $______________ cash to the Company in exchange for the Debenture. The Debenture shall be substantially in the form attached hereto as Exhibit "A".

         1.02 Principal Payments. Payments of principal in an amount equal to twenty percent (20%) of the original principal amount of the Debenture, which pursuant to the terms and conditions contained herein below, shall be due and payable on December 31, 2006, 2007, 2008, 2009, and the remaining principal amount and accrued unpaid interest shall be due and payable on December 31, 2010 (the "Maturity Date").

         1.03 Interest Payments. Interest on the Debenture will accrue from September 30, 2000, at the rate equal to nine and one half percent (9.5%) per year. Accrued interest shall be paid quarterly beginning on March 15, 2001 and continuing on each June 15, September 15,

December 15 and March 15 until the entire principal amount is paid in full. Principal and interest on each Debenture will be paid to the person in whose name the Debenture is registered at the close of business on the first day of the calendar month during which such payment is to be made and will be paid by check mailed to the registered address of the holder of the Debenture.

         1.04 Prepayment. This Debenture may be prepaid, in whole or in part, without penalty at the option of the Company at any time after December 31, 2002. All prepayments are to be applied first to satisfy unpaid interest and then against principal. To prepay, the Company must first notify the Debenture Holder of its intention to prepay and of the prepayment date which must be at least thirty (30) days from the notice of prepayment.

         1.05 Additional Debenture Holders. The Debenture Holder acknowledges and agrees that additional Debentures may be issued to other parties contemporaneously with the issuance of the Debenture and in the future to other parties. The Debenture Holder specifically agrees that such other Debentures may be issued by the Company without the signature, consent, or any other action of the Debenture Holder, and that the terms and provisions of this Debenture Agreement shall continue to apply to the Debenture and such other Debentures.

                                   ARTICLE II

                                    TRANSFERS

         2.01 Requirements of Transfer. No transfer of the Debenture shall be valid unless and until the transferor executes a separate power of attorney indicating his intent to transfer ownership, delivers such Debenture to the Company along with transfer instructions, and such change of ownership is recorded in the Company's debenture records.

         2.02 Registration of Transfer. Transfer of the Debenture shall be registered upon the Company's debenture records following the Company's receipt of such Debenture, (properly endorsed or accompanied by a notarized separate power of attorney indicating intent to transfer ownership), and receipt of written transfer instructions signed by the transferor and the transferee which shall state the name, mailing and residence address of the transferee, and the desired effective date of transfer. The above may be either personally delivered by the transferor or transferee, or mailed to the Company in accordance with
Section 10.02 hereof.

         2.03 Effective Date of Transfer. The effective date of the transfer recorded on the Company's debenture records shall be the date requested in the instructions of transfer; however, the effective date shall not precede the date of the most recent payment date of principal or interest with respect to such Debenture. In the event such date precedes the date of the most recent payment of principal or interest with respect to such Debenture or if the desired date is omitted from the instructions of transfer, the Company may in its discretion honor the transfer, and, in such case, the effective date of transfer shall be the first date at which the Company is in receipt of all of the items required by Section 2.02 hereof.

         2.04 Issuance of New Certificates. After a transfer has been recorded in the Company's debenture records, the Company shall cancel the old certificate representing the Debenture being transferred and shall issue a new certificate in the transferee's name. The terms of such new certificate shall be identical to those of the former Debenture certificate except as to Debenture Holder's name. At or prior to delivery of the new Debenture certificate to the transferee, the Company and transferee shall enter into a Debenture Agreement, which agreement shall be signed by the Company and transferee, and its provisions shall be identical to those of this Debenture Agreement except for the Debenture Holder's name and the date of execution, which date will be the same as the effective transfer date. Such new Debenture certificate and Debenture Agreement will be mailed or delivered by other reasonable means to transferee. In the event transferee's signature is not obtained on the new Debenture Agreement, transferee's signature on the instructions of transfer will be deemed to constitute transferee's assent to the terms of the Debenture and of the Debenture Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.01 Representation and Warranties of the Company. The Company represents and warrants to Debenture Holder that it is a duly organized and validly existing corporation in good standing under the laws of the State of Texas. The Company has the corporate power, and has been duly authorized by its Board of Directors, to execute and deliver this instrument and the Debenture, and in so doing, will not violate any law, its Articles of Incorporation or Bylaws, or any other agreement or instrument binding upon the Company.

         3.02 Representatives and Warranties of the Debenture Holder. Debenture Holder represents and warrants to the Company the following:

         a. Debenture Holder is aware of the Risk Factors set forth in the Proxy Statement and Prospectus dated ______________, 2000 understanding that an investment in the Debenture involves a high degree of risk and that there are no assurances that the Debenture Holder will recover his investment or receive any return on his investment at any time.

         b. Debenture Holder is aware that there will be no public market for the Debenture, and accordingly, the Debenture Holder will need to bear the economic risk of his investment for a indefinite period of time and will not be readily able to liquidate this investment in case of an emergency.

         c. Debenture Holder is aware that neither the Securities and Exchange Commission nor any commission of corporations or other agency charged with enforcement of state securities laws has made any finding or determination relating to the fairness of an investment in the Debenture and that no such entity has recommended or endorsed the Debenture.

         d. Debenture Holder has elected to receive shares of Company common stock in the reorganization described in the Proxy Statement and Prospectus dated _____________, 2000.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

         4.01 Payment. The Company shall pay the interest on and principal of the Debenture at the dates and places and in the manner and upon the terms specified in the Debenture and this Debenture Agreement.

         4.02 Office of Company. At all times, until the full and complete payment of the principal and interest of the Debenture, the Company shall keep an office or agency in the City of Dallas, State of Texas, or at such other place as the Company may notify Debenture Holder in accordance with Section
10.02 hereof, and all notices, requests and demands in respect of the Debenture may be served at such office.

                                    ARTICLE V

                                   CONVERSION

         5.01 Exchange Ratio. Unpaid principal and accrued interest owed under the Debenture will be convertible into the Company's common stock at the option of the Debenture Holder at any time prior to December 31, 2006. After December 31, 2006, the Debenture shall not be convertible into the Company's common stock except upon the occurrence of an event identified in Sections 5.03(a) and 5.03(b) of this Debenture Agreement. At conversion, the Debenture Holder shall be entitled to receive a number of shares of common stock of the Company equal to the quotient of (a) amount of the outstanding principal and accrued interest being converted, divided by (b) $15.00, rounded down to the next whole share, all as subject to adjustment as provided in Section 5.03(d).

         5.02 Manner of Exercise. To exercise the conversion, the Debenture Holder must surrender to the Company the Debenture along with the attached Form of Conversion duly executed by him.

         5.03 Other Provisions Regarding Convertibility. The following provisions shall also apply to the convertibility of the Debenture:

         (a) If the Debenture is called for prepayment, it may be converted into shares of common stock of the Company at any time prior to the close of business on the fifth (5th) day preceding the date fixed for prepayment.

         (b) In the event of any merger, consolidation, recapitalization, split up, spin off, liquidation, sale of substantially all of the assets of the Company, or any other business combination or acquisition to which the Company may be a party, the Company shall give written notice of such event to the Debenture Holder. Upon receipt of such notice, the Debenture may be converted into shares of common stock of the Company at any time within thirty days of such notice. If this Debenture is not so converted, the Debenture Holder shall have no further conversion rights into the Company's common stock.

         (c) To exercise the conversion privilege, the Debenture Holder must surrender the Debenture to the Company and must also execute and deliver to the Company the Form for Exercising Election to Convert at the end of the Debenture.

         (d) In the event of a stock dividend, stock split, recapitalization, or any other change affecting the number of issued and outstanding shares of common stock of the Company, an adjustment shall be made in the total number and class of shares and the conversion price so as to reflect such change. Any such computation shall be rounded down to the nearest whole share and no such modification shall require the issuance of fractional shares.

         (e) The shares of Common Stock into which the Debenture may be converted shall only be issued to the Debenture Holder, and the Debenture Holder shall not be entitled to any rights or privileges as a stockholder of the Company until such time as he shall have irrevocably exercised his rights, as set forth above, to convert the Debenture into shares of Common Stock.

         (f) If the Debenture Holder shall exercise his option to convert the Debenture into shares of common stock, the Company shall promptly issue to the Debenture Holder certificates evidencing the shares of common stock into which the Debenture is to be converted. On the date the Debenture is surrendered to the Company for conversion, the right of the Debenture Holder as a holder thereof shall cease and thereafter the Debenture Holder will not be entitled to any interest on this Debenture not theretofore due and payable and the Debenture Holder shall not be entitled to any principal payments with respect to the Debenture.

         (g) The Company covenants that it will at all times reserve and keep available out of its authorized common stock, solely for the purpose of issue upon conversion of the Debenture, the maximum number of shares of Common Stock remaining issuable upon conversion of the Debenture.

         (h) The Company further covenants that, in the event the Debenture Holder converts the Debenture into shares of common stock, all shares of common stock which shall be issued to the Debenture Holder shall be, when issued, duly and validly issued and fully paid and nonassessable.

                                   ARTICLE VI

                      CONSOLIDATION, MERGER AND CONVEYANCE

         6.01 Continuation of Terms of Debenture Agreement. Nothing contained in this Debenture Agreement or in the accompanying Debenture shall prevent any consolidation or merger of the Company with or into any other corporation, or any conveyance of the business, assets and properties of the Company as a whole or substantially as a whole, to any other corporation or other entity, provided, that all terms and conditions of this Debenture Agreement, including payment, to be observed and performed by the Company shall be expressly assumed by the successor entity formed by or resulting from any such merger or consolidation, or to which any such conveyance shall have been made.

         6.02 Rights of Successor Company. In the event the Company or any successor entity shall be consolidated or merged with or into, or shall make a conveyance to, any other corporation or other entity, the entity formed by or resulting from such consolidation or merger or to which such conveyance shall have been made, shall succeed to and be substituted for the Company, with the same force and effect as if it had been named in, and had executed, this Debenture Agreement, and shall have and possess and may exercise, subject to the terms and conditions of this Debenture Agreement, each and every power, authority and right herein reserved to or conferred upon the Company.

         6.03 Construction. For every purpose of this Debenture Agreement, including the execution, issue and use of Debentures, the term the "Company" includes and means (unless the context otherwise requires) not only the corporation which has executed this Debenture Agreement, but also any such successor entity in accordance with the provisions of this Article VI.

                                   ARTICLE VII

                                     DEFAULT

         7.01 Event of Default. As used in this Debenture Agreement and the Debenture, the term "event of default" shall mean any one of the following:

         (a) default by the Company in the payment of the principal of the Debenture as and when the same shall become due and payable and the continuance of such default for 180 days;

         (b) default by the Company in the payment of any installment of interest on the Debenture as and when the same shall become due and payable and the continuance of such default for 180 days; or

         (c) institution of voluntary or involuntary bankruptcy proceedings by or against the Company.

         7.02 Acceleration. After the occurrence of an event of default, Debenture Holder, upon ten business days prior written notice to the Company, shall have the right to accelerate the maturity of the unpaid principal and interest of the Debenture and make demand on the Company for payment in full.

                                  ARTICLE VIII

                                   DEFEASANCE

         If, when the accompanying Debenture shall have become due and payable (whether by elapse of time or by declaration by the exercise of the right to accelerate as provided in Article VII hereof), the Company shall pay, or cause to be paid, the whole amount of the principal monies and interest due upon the Debenture, then and in that case, this Debenture Agreement shall terminate and be of no force and effect, and the Debenture shall be marked "paid" and canceled in the debenture records of the Company.

                                   ARTICLE IX

                      STOCKHOLDERS, OFFICERS AND DIRECTORS

         No recourse shall be had for the payment of the principal of the Debenture or of the interest thereon, or for any claim based thereon or otherwise in respect thereof, or arising from this Debenture Agreement, against any incorporator, or against any past, present or future stockholder, director, officer, employee or agent of the Company, as such, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty; all such liability being by the acceptance of the accompanying Debenture and as part of the consideration of the issuance thereof expressly waived and released by Debenture Holder and by any subsequent owners of the Debenture.

                                    ARTICLE X

                                  SUBORDINATION

         The payment of principal and interest on this Debenture is subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company, whether outstanding on this date or thereafter. Senior indebtedness is defined as the principal of, and premium and interest on, indebtedness of the Company for money borrowed from person, firms or corporations that regularly engage in the business of lending money. In the event of any insolvency, bankruptcy, receivership, liquidation, or any other marshaling of the assets and liabilities of the Company, the holders of senior indebtedness will be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holder of this Debenture is entitled to receive any payment on account of principal or interest.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Binding Debenture Agreement. This Debenture Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, except as otherwise expressly provided herein.

         11.02 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by
(a) personal delivery in writing, or (b) by registered or certified mail, postage prepaid, return receipt requested, and such notice, tender or delivery shall be deemed made or received as of the earlier of actual delivery or two business days after the date of mailing. Notices may be given to the parties hereto at the following addresses:

         To Debenture Holder:





         To Company:

         ENB Bankshares, Inc.
         5006 Verde Valley
         Dallas, Texas 75240

or addressed to either party at such other address as such party shall hereafter furnish to the other party in writing. The address for any purpose hereof of the Company or Debenture Holder may be changed at any time and shall be the most recent address furnished in writing to the other party.

         11.03 Governing Law. This Debenture Agreement shall be construed in accordance with and governed by the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas, Dallas County, Texas.

         11.04 Severability. In case any one or more of the provisions contained in this Debenture Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Debenture Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

         11.05 Entire Debenture Agreement. This Debenture Agreement and the accompanying Debenture constitute the sole and only agreements of the parties hereto and supersede any prior understandings or written or oral agreements between the parties respecting the within subject matter.

         11.06 Headings. The captions used in conjunction with this Debenture Agreement are for convenience only, and shall not be deemed a part of this Debenture Agreement or used to construe any provision hereof.

         11.07 Inclusive of Debenture. Reference is made to the accompanying Debenture dated of even date herewith. The provisions of such Debenture shall be deemed incorporated into this Debenture Agreement, and for all purposes shall have the same effect as though fully set forth on the face hereof.

         11.08 Usury Savings Clause. All agreements between the Company and the holder hereof, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance, or detention of the money loaned hereunder or otherwise or for the payment or performance of any covenant or obligations contained herein or in any document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or other document at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the holder hereof should ever receive any amount deemed interest by applicable law which shall exceed the highest lawful rate, such amount which would be excessive interest shall be characterized as expense, to the extent permitted by this Debenture and the agreements governing, securing or relating to the indebtedness evidenced by this Debenture, rather than interest, or be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness of the Company to the holder hereof, and not to the payment of interest, or if such excessive payment cannot be characterized as an expense, and exceeds the unpaid balance of principal hereof and such other indebtedness, the excess shall be refunded to the Company. All sums paid or agreed to be paid by the Company for the use, forbearance or detention of the indebtedness of the Company to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Company and holder hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Debenture Agreement to be duly executed as of the day and year first above written.

                                                  COMPANY:

                                                  ENB BANKSHARES, INC.


                                                  By:
                                                  Title:

                                                  DEBENTURE HOLDER:

                              ENB BANKSHARES, INC.

                              CONVERTIBLE DEBENTURE

                          Certificate Number __________



$_______________                                          _______________, 2000



         ENB Bankshares, Inc. (the "Company"), a Texas corporation, for value received, hereby promises to pay to _________________________________ (the
"Debenture Holder") or registered assigns at its principal place of business,
5006 Verde Valley, Dallas, Texas 75240, the principal sum of   DOLLARS($   ).
The outstanding principal amount of this Debenture shall bear interest until payment in full of the outstanding principal amount hereof at the rate of nine and one half percent (9.5%) per year.

         Payments of principal in an amount equal to twenty percent (20%) of the original principal amount of this Debenture shall be due and payable on each of December 31, 2006, 2007, 2008, 2009, and the remaining principal amount and accrued unpaid interest shall be due and payable on December 31, 2010 (the "Maturity Date").

         Accrued interest shall begin to accrue on September 30, 2000 and shall be payable quarterly beginning on March 15, 2001 and continuing on each June 15, September 15, December 15 and March 15 until the Debenture is paid in full.

         THIS DEBENTURE IS CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE COMPANY AS PROVIDED IN THE DEBENTURE AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE DEBENTURE HOLDER WITH AN EFFECTIVE DATE OF EVEN DATE HEREWITH (THE "DEBENTURE AGREEMENT"). REFERENCE IS MADE TO THE DEBENTURE AGREEMENT, AND THE PROVISIONS OF SUCH AGREEMENT SHALL BE DEEMED INCORPORATED INTO THIS DEBENTURE, AND FOR ALL PURPOSES, SHALL HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FACE HEREOF.

         Principal and interest on this Debenture will be paid to the person in whose name this Debenture is registered at the close of business on the 1st day of the calendar month during which such payment is to be paid and will be paid by check mailed to the registered address of the person entitled thereto.

         If the Company (i) defaults under the terms of this Debenture and the Debenture Agreement, (ii) the Debenture Holder satisfies the notice requirement in the Debenture

Agreement, and (iii) the default remains uncured for the period specified in the Debenture Agreement, then the outstanding principal balance of and all interest due on this Debenture will forthwith become due and payable and the Company shall immediately pay the same.

         Issued and effective as of September 30, 2000.

                                                  ENB BANKSHARES, INC.



                                                  By:
                                                  Title: